Exhibit 16.1

Bagell, Josephs, Levine & Company, L.L.C.
200 Haddonfield Berlin Road, Ste 402
Gibbsboro, New Jersey 08026

October 14, 2008

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Re:           International Consolidated Companies, Inc.
File No. 050742

We have been furnished with a copy of the response to Item 4.01 of Form 8-K/A for the event that occurred on October 2, 2008, to be filed by our former client, International Consolidated Companies, Inc.   We agree with the statements made in response to that item insofar as they relate to our Firm.

Very truly yours,

/S/ Bagell, Josephs, Levine & Company, LLC

BAGELL, JOSEPHS, LEVINE & COMPANY, LLC